Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Compensation Plan, 2021 Employee Stock Purchase Plan, 2018 Share Incentive Plan, and 2017 Share Incentive Plan of our report dated August 6, 2021, except for the fourth and fifth paragraphs of Note 37, as to which the date is September 13, 2021, with respect to the consolidated financial statements of GLOBALFOUNDRIES Inc. included in the Registration Statement (Form F-1 No. 333-260003) and related Prospectus of GLOBALFOUNDRIES Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 1, 2021